UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 15, 2013

American Realty Capital Healthcare Trust, Inc.

(Exact Name of Registrant as Specified in Charter)

Maryland	000-54688	27-3306391
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

405 Park Avenue New York, New York 10022
(Address, including zip code, of Principal Executive Offices) Registrant's telephone number, including area code: (212) 415-6500

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On March 15, 2013, American Realty Capital Healthcare Trust, Inc. (the “Company”) announced that it had retained Merrill Lynch, Pierce, Fenner & Smith Incorporated and RCS Capital (“RCS Capital”), a division of Realty Capital Securities, LLC (“RCS”), as its financial advisors to assist in evaluating potential financing and strategic alternatives consistent with its long-term business strategy.

The Company is indirectly sponsored by AR Capital, LLC (“ARC”) which is under common control with RCS and RCS Capital. ARC, RCS and RCS Capital and their affiliates provide investment, management, advisory, fund raising and other services to the Company for which they are paid fees and reimbursed for certain expenses from the Company. Certain executive officers of the Company are principals of ARC and RCS.

Item 8.01. Other Events.

On March 15, 2013, the Company announced that it had notified its selling group members that, through March 13, 2013, the Company had raised $895.6 million under its primary offering. The Company’s primary offering will close on the earlier to occur of (i) February 18, 2014 or (ii) the sale of the maximum of $1.5 billion under its primary offering (plus any available common stock available under its $237.5 million distribution reinvestment plan). The average weekly equity raise over the past several months suggests that the Company will reach its maximum offering and close to new investments no later than early summer 2013. As the Company has previously communicated and, in line with its best practices, the Company will close its offering as originally sized and will not raise additional capital through a follow-on offering.

Accordingly, on March 15, 2013, RCS, as dealer manager for the Company, sent a letter relating to this announcement to due diligence officers and financial advisors. A copy of the letter is attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Letter to Due Diligence Officers and Financial Advisors, dated March 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN REALTY CAPITAL HEALTHCARE TRUST, INC.

Date: March 15, 2013	By:	/s/ Nicholas S. Schorsch
Nicholas S. Schorsch
Chief Executive Officer and Chairman of the Board of Directors